Exhibit 10.1

Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement

The following is an agreement (the “Agreement”) made and entered into by and between Scott Sincerbeaux (“Executive”) and Escalade, Incorporated, an Indiana corporation (“Escalade”) regarding Executive’s termination from all positions held by Executive with Escalade and its various subsidiaries and affiliates. Escalade and Executive are sometimes referred to collectively as the “parties” and individually as a “party,” and the term “Company” shall mean Escalade and its various subsidiaries and affiliates collectively.

Recitals:

A.    Executive served as the Chief Executive Officer and President of Escalade, Director of Escalade, and an officer and/or director of various subsidiaries and affiliates of Escalade though the Employment End Date (as defined below); and

B.    Executive’s employment with the Company ended as of February 19, 2021 (the “Employment End Date”); and

C.    Executive and the Company are parties to that certain Executive Severance Agreement dated as of April 27, 2020 (the “Executive Agreement”), which Executive Agreement represents the parties’ mutual agreement with respect to all matters related to Executive’s termination of employment with the Company. All capitalized terms used in this Agreement and not defined herein shall have the meaning set forth in the Executive Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1.    Termination. Executive hereby affirms his separation from employment as Chief Executive Officer and President of Escalade and his resignation as a Director of Escalade, and from all other executive officer and director positions that he holds with Escalade and any of Escalade’s subsidiaries and their affiliates, effective as of the Employment End Date. Executive acknowledges and agrees as of the Employment End Date he also resigns as a trustee or other administrator of any and all Company benefit plans, including without limitation the Company’s retirement plan. Executive and the Company agree that Executive’s resignation as a Director of Escalade is not related to any disagreement between them (other than as may relate to the termination of the Executive’s employment with the Company) that would require disclosure pursuant to Item 5.02(a) of Form 8-K or any successor provision thereto.

2.    Compensation and Benefits. Provided that Executive fulfills his obligations as set forth in this Agreement, the Company shall pay to Executive the following Severance Benefits, it being understood and agreed that such Severance Benefits constitute all compensation and benefits to be paid to Executive and that Executive is entitled to no further compensation payments of any kind from the Company, whether under the Executive Agreement or any other agreement:

(a)     the Company shall pay to Executive one-year Base Salary (for the period commencing on the day following the Employment End Date and ending on the first anniversary of such Employment End Date), payable in bi-weekly installments in accordance with the regular payroll periods and practices of the Company as applicable to the Executive immediately prior to termination;

(b)    accelerate the vesting of 11,667 of his unvested shares of restricted stock (one third of 35,000) and accelerate the vesting and settlement of 15,223 of his unvested restricted stock units (one third of 45,669), it being understood and agreed that the Company shall instruct the Company’s transfer agent to issue such shares to Executive promptly following the execution of this Agreement by Executive and the Company and that all other unvested shares of restricted stock and unvested restricted stock units shall be deemed terminated and forfeited as of the Employment End Date;

(c)    the Company shall pay Executive incentive compensation for fiscal year 2021 in the amount of $126,000 less required withholdings, which payment shall be made at the time that the Company makes its first bi-weekly Base Salary severance payment to Executive in accordance with Subsection 2(a) above, it being understood and agreed that this $126,000 incentive compensation payment is the only such incentive compensation payment that Executive will receive for fiscal year 2021 and that Executive is entitled to no further incentive compensation payments of any kind from the Company; and

(d)    with respect to the Executive and his family members who were covered by the Company’s medical plan as of the Employment End Date, the Executive and those family members shall be entitled to continue to participate in the Company’s medical plan in the same manner as then participating and the Company will pay the applicable premiums on his behalf for the 12 months following the Employment End Date; it being understood and agreed that after the expiration of such 12 months period, Executive shall be responsible for all such premiums for any additional periods of time for which such health care benefits may be under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”).

Executive hereby acknowledges that the Company has previously paid to Executive his Base Salary through the Employment End Date and his incentive compensation relating to the Company’s 2020 fiscal year.

3.    Executive’s Obligations. In consideration of the payments and benefits provided in Section 2 above, Executive will:

(a)     fully cooperate and assist the Company with any litigation matters or regulatory or agency proceedings for which his testimony or cooperation is requested by Company following the Employment End Date, provided that he is reimbursed for any reasonable and necessary expenses incurred as a result of his cooperation and assistance, and further provided that the Company and Executive shall discuss in advance of Executive’s providing any such cooperation and assistance the anticipated time commitment that would likely be required of Executive with respect to any such matter and shall mutually determine whether Executive should be compensated for his time and the amount of any such compensation, it being understood and agreed that if the parties cannot reach agreement as to any such compensation, then the Company shall not request, and Executive shall not be required, to provide cooperation and assistance with respect to such litigation or proceeding;

(b)     sign all necessary resignations from the boards of directors and/or all other officer, employee and trustee positions of the Company, but in any event Executive shall be deemed to have resigned any such executive officer, director and trustee positions as of the Employment End Date;

(c)     through the Employment End Date, except as provided in clause (d) below, continue to comply with the Company’s Insider Trading Policy, Code of Ethics and all other Company policies and procedures applicable to employees of the Company including, without limitation, no destruction of any documents belonging to or relating to the Company or Executive’s employment with the Company, whether in paper, electronic, digital or any other format, unless such destruction is approved in advance and observed by an officer of the Company specifically designated and authorized by Escalade’s Board of Directors;

(d)     comply with the Company’s Policy for Recovery of Incentive Compensation through the end of the look back period, which look back period shall be deemed to commence on the Employment End Date and continue for three years thereafter;

(e)    comply with all laws relating to the Company’s business and operations as applicable to Executive and the Company; and

(f)     comply with all covenants contained in the Executive Agreement and in this Agreement, including without limitation Sections 4, 5 and 6 hereof.

4.    Mutual Nondisparagement.

(a)     Executive’s Covenant. Beginning on the Employment End Date, Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which embarrass the Company, its subsidiaries and their affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.

(b)     Company’s Covenant. Beginning on the Employment End Date, the Company shall not, and shall instruct the members of Escalade’s Board of Directors and executive officers not to, make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

5.    Confidentiality. Executive understands and agrees that:

(a)     Escalade is required to describe the material terms of this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four (4) business days after this Agreement is signed by the Executive and Escalade, and that the Company will attach this Agreement in its entirety as an Exhibit to such public filing;

(b)    Executive has been through the Employment End Date in the course of employment with the Company entrusted with or obtained access to information proprietary to the Company with respect to the following (all of which information is referred to hereinafter collectively as the “Information”): the organization and management of the Company; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and their suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by any of the Company or its customers or suppliers. At all times through the Employment End Date and thereafter, Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Executive’s duties for the Company as provided in this Agreement, without the express written consent of the Company; provided that Executive’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Executive, and further provided that, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

(c)    Executive and the Company agree that on the date the Company files its Form 10-Q for its 2021 second quarter results, the Executive will no longer be privy to material, non-public information regarding the Company. Accordingly, the Company agrees that Executive shall not be subject to the Company’s Insider Trading Policy thereafter, provided, however, that if and to the extent that Executive may from time to time acquire knowledge of material, non-public information regarding the Company, Executive acknowledges and agrees that he may not trade based upon such information and must comply with all applicable laws prohibiting insider trading. The Company further agrees that it will not intentionally provide material, non-public information to Executive following the Employment End Date except in connection with such events, actions or circumstances that would require stockholder approval and the Company has made a good faith determination that it is necessary and appropriate to disclose such information to Executive given his then current ownership of Escalade common stock, and that the Company will use its reasonable best efforts to prevent any inadvertent disclosures of material, non-public information to Executive;

(c)    Notwithstanding the foregoing, in the event that the Executive is requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Information, the Executive will provide the Company with prompt notice of any such request or requirement (if legally permissible) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to non-disclosure of such Information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof as set forth above, the Executive may disclose only that portion of the Information which is legally required; and

(e)    On or promptly following the Employment End Date, Executive will return all Company issued electronic devices (including without limitation, laptops, smart phone, tablets, and similar devices) and Company information to the Company, will no longer access any Escalade data processing or information systems, and will allow the Company to inspect any and all electronic devices, whether owned by the Company or Executive, to delete any and all Company data and access to Company systems from such devices.

6.    Covenant Not to Compete, No Interference; No Solicitation. At all times through the twelfth month following the Employment End Date (or if this period is unenforceable by law, then for such shorter period as shall be enforceable):

(a)    Executive will not engage in any business offering products or services related to the current business of the Company, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such business or business activity is in competition with the Company in any geographic market where the Company does business; provided, however, that Executive shall not be prohibited from performing services for a subsidiary or division of a competitive business, as long as (i) such subsidiary or division is not in competition with the Company, (ii) the revenues of the competitive business relating to its products and services that are in competition with the Company constitute five percent (5%) or less of its total revenues, and (iii) the Executive abides by all other provisions of this Agreement including without limitation Sections 4, 5, 6(b) and 6(c);

(b)     Executive will not interfere with or adversely affect, either directly or indirectly, the Company’s relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of his employment as a customer, client, supplier, consultant or employee of the Company, and Executive will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity; and

(c)     Executive will not induce, seek to induce or participate directly or indirectly with any third party in seeking to induce, any other employee of the Company to terminate his or her employment relationship with the Company, provided, however, that this restriction shall not prohibit Executive from hiring any employee who seeks employment from Executive or any third party with whom Executive may be employed or affiliated with in the future on an unsolicited basis as long as such employment is not in competition with any business or operations of the Company.

Executive acknowledges and agrees that the covenants, restrictions, agreements, and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements, and obligations set forth in this Section 6 are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 6 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

7.    Tax Liability; Tax Withholding. Executive acknowledges and agrees that he is responsible for the payment of all taxes relating to the consideration to be provided to him as contemplated by this Agreement, including the payment of any taxes relating to his exercise of stock options and his receipt of any stock, cash or other consideration relating to any other equity incentive awards he may have received from the Company. Notwithstanding any other provision of this Agreement, the Company will withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

8.    No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or to take any other action that would mitigate the amounts payable to Executive under this Agreement. In the event that Executive would obtain subsequent employment, the Company may not offset any compensation or other amounts earned by Executive from such subsequent employment or engagement of his services against the Executive’s entitlements under this Agreement. Moreover, subject to Executive’s compliance with the covenants set forth in Sections 4, 5 and 6 of this Agreement, Executive shall be free to pursue any unsolicited, non-competitive opportunities for employment or services as may arise from the Company’s customers, vendors, employees and affiliates.

9.    Section 16 Reports. Executive and the Company agree that notwithstanding Executive’s termination as Chief Executive Officer, President and a Director of Escalade as of the Employment End Date, Executive may continue to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder for up to six months following the Employment End Date. Accordingly, Executive agrees to provide timely notice to Escalade’s chief financial officer of all transactions undertaken by Executive in Escalade common stock, including the purchase or sale of any shares of Escalade common stock and the exercise of any stock options, during the six month period following the Employment End Date, and the Company shall prepare and file the appropriate

Section 16 reports with the Securities and Exchange Commission on behalf of Executive. Upon the conclusion of such six month period, the Company acknowledges that Executive will no longer be deemed an affiliate of the Company and, absent Executive being in possession of material, non-public information concerning the Company, may freely engage in trades of Escalade securities.

10.    Remedies.

(a)     Arbitration; Submission to Jurisdiction. Any dispute that may arise between the Company and Executive relating to this Agreement and the subject matter hereof shall be settled by binding arbitration in accordance with Section 11 of the Executive Agreement.

(b)     Injunctive Relief. Executive agrees that in the event of any actual or threatened breach by him of any of the provisions contained in this Agreement, including those covenants specifically set forth in Sections 3, 4, 5 and 6 hereof, the Company shall be entitled to seek immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In the event of such injunctive relief, the periods of time referred to in Sections 5 and 6 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof and the Company shall be entitled to cease its obligations to Executive pursuant to Section 2. In the event that the Company breaches its obligations to make payments and to provide the benefits specified in Section 2 hereof, Executive may seek specific performance in addition to monetary damages and Executive will not be subject to the provisions of Section 4, 5 or 6 hereof. Nothing contained herein shall be construed as prohibiting Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

11.    Mutual Release. In consideration of the payments and benefits set forth in this Agreement, such payments and benefits being good and valuable consideration:

(a)    Release by Executive. Subject to Section 10(b), Executive, on his own behalf and on behalf of his heirs, administrators, executors, successors, assigns and personal representatives, covenants not to sue and hereby fully and forever releases, acquits and discharges the Company, its shareholders, directors, officers, employees, agents, representatives, insurance carriers, and their successors and assigns (collectively the “Releasees”), from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that Executive may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company through the Employment End Date and/or the cessation of Executive’s service as an employee, executive officer and director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil

Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Indiana’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any federal or state “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if the Company was to breach this Agreement, this release would not bar an action by Executive against the Company to enforce its term(s) or any applicable law. In addition, this Section 11(a) shall not affect adversely any benefits to which Executive may be entitled arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Executive.

(b)    Acknowledgements by Executive. Executive specifically acknowledges and agrees that: (i) Executive is waiving claims under the foregoing laws, including specifically the ADEA and the OWBPA; (ii) this waiver of any rights or claims is knowing and voluntary; (iii) this Agreement is written in a manner that Executive understands; (iv) the Company has hereby advised Executive to consult with an attorney before executing this Agreement and that Executive has so consulted; (v) the waiver of rights under Section 11(a) does not waive rights or claims arising after the date of this Agreement; (vi) Executive has been given a period of 21 days within which to consider this Agreement; (vii) for a period of seven days following Executive’s execution of this Agreement, Executive may revoke this Agreement and this Agreement will not become enforceable or effective until the revocation period expires; and (viii) the waiver of rights in Section 11(a) is in exchange for consideration in addition to anything of value to which Executive was already entitled to receive.

(c)    Release by the Company. Subject to Section 10(b), the Company, on behalf of itself and its successors and assigns, covenants not to sue and hereby fully and forever releases, acquits and discharges Executive and his successors and assigns, from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company, its subsidiaries and affiliates through the Employment End Date and/or the cessation of Executive’s service as an executive officer or director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement. Provided, however, that if Executive were to breach this Agreement, this release would not bar an action by the Company against Executive to enforce its term(s) or any applicable laws. In addition, this Section 11(c) shall not bar any action by the Company against Executive to enforce the terms of the Company’s Policy for Recovery of Incentive Compensation and/or Section 5(b) of the Executive Agreement.

(d)    Unknown Claims. This Agreement covers both claims that Executive and/or the Company know about and those that Executive and/or the Company may not know about. The parties hereto expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims, except as to any claims that Executive may have as contemplated by the last two sentences of Section 11(a) or that Company may have as contemplated by the last two sentences of Section 11(c). Each of Executive and the Company understand the significance of its respective release of unknown claims and the waiver of statutory protection against a release of unknown claims. However, this release shall not apply to any claim based on the fraud or intentional misconduct of the other party or to any act that is determined to be a criminal act under any federal, state or local law committed or perpetrated by Executive or the Company at any time prior to and through the Employment End Date. Neither Executive nor the Company, based on the knowledge of Escalade’s Board of Directors and of the Company’s executive officers other than Executive, is currently aware of any fraud or intentional misconduct of the other party to this Agreement.

(e)    Future Claims Related to Employee and/or Shareholder Status. Notwithstanding any provision of this Section 11 that may be construed to the contrary, Executive and the Company agree that neither Executive nor the Company waive or release the other party hereto from any claim that may arise based on events occurring after the Employment End Date. Executive and the Company further agree that Executive may not, based upon Executive’s status as a shareholder of the Company, assert any claim subsequent to the Employment End Date against the Company or any Releasees relating to any potential claim or matter that is the subject of or is otherwise covered by the release granted by Executive in this Agreement or is in any way related to the event of Executive’s retirement from or cessation of employment with the Company.

12.    Future Service as Employee, Executive Officer or Director. Executive agrees that his termination as an employee, executive officer and director of the Company is irrevocable, and that the Company shall have no obligation whatsoever to rehire, reappoint or elect Executive to any such officer, director or other position with the Company. Executive further agrees that if he would seek any such position and is not so hired, nominated, appointed or elected, Executive will not bring a claim against the Company and/or any Releasee for refusal to so hire, nominate, appoint or elect.

13.    Binding Effect; Authority. This Agreement shall bind the Executive’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. Escalade represents and warrants to Executive that the individual signing this Agreement on behalf of the Company is duly authorized to enter into this Agreement and to bind the Company hereunder.

14.    Non-Admission. This Agreement shall not be construed as an admission by either party of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the parties specifically disclaim any wrongdoing or violation.

15.    Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of an executive officer of Escalade.

16.    Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any other written or oral promises concerning the subject matter of this Agreement except as expressly stated otherwise herein or except as expressly stated otherwise in the Executive Agreement. The terms of this Agreement may not be modified other than in a writing signed by the parties.

17.    Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without giving effect to provisions thereof regarding conflict of laws.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall together constitute one and the same instrument.

[Signatures on next page]

In Witness Whereof, the parties have entered into this Agreement as of this 4th day of March, 2021.

EXECUTIVE:

/s/ SCOTT SINCERBEAUX
Scott Sincerbeaux

COMPANY:

ESCALADE, INCORPORATED

By:	/s/ EDWARD E. WILLIAMS
Name:	Ned Williams
Title:	Escalade Compensation Committee Chairman